SCHEDULE II

                              ROYSTER-CLARK, INC.

                        VALUATION AND QUALIFYING ACCOUNTS

                                          BALANCE,     AMOUNTS
                                         BEGINNING    CHARGED TO                    BALANCE,
                                          OF YEAR      EXPENSE      DEDUCTIONS(1)     END OF YEAR
                                         ----------   ----------   -------------   -----------
Allowance for Doubtful Accounts:

Year Ended December 31, 1996...........  $  802,401   $1,509,338     $(894,465)    $1,417,274

Year Ended December 31, 1997...........  $1,417,274   $  687,706     $(304,980)    $1,800,000

Year Ended December 31, 1998...........  $1,800,000   $  451,259     $(451,259)    $1,800,000

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(1) Amounts determined not to be collectible, net of recoveries.

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